Exhibit 99.1
SALE OF GTA BUSINESS FOR US$720 MILLION
GTA sale to Kuoni to significantly de-lever Travelport while supporting long-term focus on its core business
New York, March 7, 2011 — Travelport, a leading provider of critical transaction processing for the global travel industry, today announces it has reached an agreement to sell its GTA business, one of the world’s largest wholesalers of ground content, to Kuoni, one of the world’s leading leisure travel organisations, for US$720 million. The agreed sale is in line with Travelport’s strategic plan to focus on maximising the potential of its core business.
Description of GTA
GTA is a world leader in the provision of hotel accommodations and related ground travel services with more than three decades of expertise. GTA uses industry-leading technology to market and distribute global travel content, including more than 35,000 hotel properties with instant confirmation, in over 130 countries. Other GTA travel services include sightseeing tours and attractions, private transfers, group travel and rail passes. GTA distributes accommodations and other travel services through travel wholesalers, tour operators, travel agencies as well as directly to travelers.
For the year ended December 31, 2010, GTA’s Total Transaction Value TTV was US$1,887 million, Net Revenue was US$294 million and Adjusted EBITDA was US$84 million.
Use of proceeds
The net proceeds from the sale will be used to pay down Travelport bank debt. As at September 30, 2010, on a pro forma basis for the proposed sale of GTA, group net debt was US$2,761 million. Travelport will report earnings for the year ended December 31, 2010 on March 30, 2011, when it expects to report Adjusted EBITDA of US$545 million and Net Revenue of US$1,996 million for Travelport excluding GTA.
Other
The transaction is conditioned on the majority approval by Travelport’s bank lenders and a vote by the shareholders of Kuoni in favor of a capital increase by Kuoni to finance the transaction. The Kuoni and Hugentobler-Foundation, which represents 25% of the voting rights of Kuoni, has irrevocably committed to vote in favor of the capital increase.
The transaction is scheduled for completion in May 2011.
Commenting on developments, Jeff Clarke, Chief Executive Officer and President of Travelport, said:
“Our strategy is to focus our energies on maximising the potential of our core proposition and, while GTA is a leader in its field with a strong proposition, this is a positive opportunity for us to accelerate our plans. Additionally, Kuoni is a well known and long-term customer of

Travelport and our aim will be to work in partnership with them to improve further the distribution and sale of the combined Kuoni/GTA inventory across the Travelport subscriber network. Subject to receiving approval from both our lenders and the shareholders of Kuoni, we will apply the net proceeds from this transaction to pay down our bank borrowings.”
Travelport was advised on this transaction by Blackstone Advisory Partners L.P. and UBS Investment Bank.
About Travelport (www.travelport.com)
Travelport is a broad-based business services company and a leading provider of critical transaction processing solutions to companies operating in the global travel industry.
With a presence in 160 countries, approximately 5,400 employees and reported 2009 revenues of US$2.2 billion, Travelport is comprised of the global distribution system (GDS) business that includes the Galileo and Worldspan brands; GTA, a leading global, multi-channel provider of hotel and ground services; and Airline IT Solutions, which hosts mission critical applications and provides business and data analysis solutions for major airlines.
Travelport also owns approximately 48% of Orbitz Worldwide (NYSE: OWW), a leading global online travel company. Travelport is a private company owned by The Blackstone Group, One Equity Partners, Technology Crossover Ventures, and Travelport management.
Follow Travelport on Twitter at http://twitter.com/Travelport
For media inquiries, please contact:
Kate Aldridge, Corporate Communications Director, EMEA and APAC
Tel: +44 (0) 1753 288720
Email: kate.aldridge@travelport.com
Jill Brenner, Corporate Communications Director, Americas
Tel: 1 973 939 1325
Email: jill.brenner@travelport.com
Julian Walker, Head of Corporate Communications and Investor Relations
Tel: +44 (0) 1753 288720
Email: Julian.walker@travelport.com